Exhibit 99.1

Digi International Reports Third Fiscal Quarter 2018 Results
Record Quarterly Revenue Driven by Broad Based Growth
(Minneapolis, MN, July 26, 2018) - Digi International® Inc. (NASDAQ: DGII), a leading global provider of mission critical Internet of Things ("IoT") products, services, and solutions, reported revenue of $62.7 million for the third fiscal quarter of 2018 compared to $45.7 million in the third fiscal quarter of 2017 and to our guidance range of $56.0 million to $60.0 million.
Net income for the third fiscal quarter of 2018 was $2.6 million, or $0.09 per diluted share, compared to $1.3 million, or $0.05 per diluted share in the third fiscal quarter of 2017 and to our guidance range of $0.02 to $0.06 per diluted share. Our adjusted net income for the third fiscal quarter of 2018 was $2.8 million, or $0.10 per diluted share, compared to $2.3 million, or $0.08 per diluted share for the third fiscal quarter of 2017.
Adjusted EBITDA in the third fiscal quarter of 2018 was $7.3 million, or $0.26 per diluted share and 11.7% of total revenue, compared to our guidance range of $6.0 million to $7.0 million, or $0.21 to $0.26 per diluted share, respectively. In the third fiscal quarter of 2017 our adjusted EBITDA was $5.6 million, or $0.21 per diluted share and 12.3% of total revenue. Reconciliations of GAAP and non-GAAP financial measures, including Adjusted EBITDA, appear at the end of this release.
“We are pleased with our performance during the third fiscal quarter as many key metrics are going in the right direction. We have momentum in our IoT Products & Services business with growth from all of our product categories and good performance from our Accelerated acquisition. We are building traction in our IoT Solutions business with a growing customer base and increasing recurring revenues. We look forward to finishing the fiscal year strong,” said Ron Konezny, President and Chief Executive Officer.
Financial Results

GAAP Results
(in thousands, except per share data)	Q3 2018	Q3 2017	YTD 2018	YTD 2017
Total Revenue	$62,716	$45,739	$162,704	$136,529
Gross Profit	$29,329	$22,485	$77,920	$65,840
Gross Margin	46.8%	49.2%	47.9%	48.2%
Operating Income	$2,037	$709	$417	$4,643
Operating Income as % of Total Revenue	3.2%	1.6%	0.3%	3.4%
Net Income (Loss)	$2,621	$1,335	$(2,305)	$5,023
Net Income (Loss) per Diluted Share	$0.09	$0.05	$(0.09)	$0.19

Non-GAAP Results*
(in thousands, except per share data)	Q3 2018	Q3 2017	YTD 2018	YTD 2017
Adjusted Net Income	$2,815	$2,276	$865	$5,869
Adjusted Net Income per Diluted Share	$0.10	$0.08	$0.03	$0.22

Adjusted EBITDA	7,308	5,624	14,937	16,505
Adjusted EBITDA as % of Total Revenue	11.7%	12.3%	9.2%	12.1%
Adjusted EBITDA per Diluted Share	$0.26	$0.21	$0.55	$0.61
* A reconciliation of GAAP to non-GAAP financial measures appears at the end of this release.

Digi International Reports Third Fiscal Quarter 2018 Results

Business Results for the Three Months Ended June 30, 2018 and 2017

Revenue Detail QTD
(in thousands)	Q3 2018	Q3 2017	Change	% Change
Product	$51,691	$40,660	$11,031	27.1%
Services	2,715	2,185	530	24.3%
Solutions	8,310	2,894	5,416	187.1%
Total revenue	$62,716	$45,739	$16,977	37.1%

North America, primarily United States	$45,184	$30,305	$14,879	49.1%
Europe, Middle East and Africa	10,216	9,703	513	5.3%
Asia	5,808	4,508	1,300	28.8%
Latin America	1,508	1,223	285	23.3%
Total revenue	$62,716	$45,739	$16,977	37.1%
Total revenue increased 37.1% to $62.7 million in the third fiscal quarter of 2018 from $45.7 million in the third fiscal quarter of 2017.
Product
Product revenue increased by $11.0 million, or 27.1%, in the third fiscal quarter of 2018 compared to the third fiscal quarter of 2017. This included $8.0 million of incremental revenue from Accelerated, which we acquired in January 2018. We experienced revenue growth in all of our product categories.
Services
Services revenue increased by $0.5 million, or 24.3%, in the third fiscal quarter of 2018 compared to the third fiscal quarter of 2017. This growth was driven by revenues of our Digi Wireless Design Services group.
Solutions
Solutions revenue increased by $5.4 million, or 187.1%, in the third fiscal quarter of 2018 compared to the third fiscal quarter of 2017. This was driven by the growth of our SmartSense by Digi™ business and includes incremental revenue from TempAlert, which we acquired in October 2017. As of June 30, 2018, we are now servicing nearly 48,000 sites, which is an increase from about 42,000 sites as of March 31, 2018.
Gross profit was $29.3 million, or 46.8% of revenue in the third fiscal quarter of 2018 compared to $22.5 million, or 49.2% of revenue for the third fiscal quarter of 2017. This $6.8 million increase was a result of increased product gross profit from Accelerated. In addition, solutions positively impacted gross profit compared to the same period in the prior fiscal year. Gross margin was negatively impacted by our manufacturing transition, product and customer mix in both products and solutions, and increased amortization expense, primarily related to our acquisitions of TempAlert and Accelerated.
Operating income for the third fiscal quarter of 2018 was $2.0 million, or 3.2% of revenue, as compared to $0.7 million, or 1.6% of revenue, for the third quarter of fiscal 2017. The increase was primarily a result of increased gross profit of $6.8 million, partially offset by an increase of $5.5 million of operating expenses.
Net income was $2.6 million in the third fiscal quarter of 2018, or $0.09 per diluted share, compared to $1.3 million, or $0.05 per diluted share, in the third fiscal quarter of 2017.
Adjusted EBITDA in the third fiscal quarter of 2018 was $7.3 million, or 11.7% of total revenue, compared to $5.6 million, or 12.3% of total revenue, in the third fiscal quarter of 2017. Included in Adjusted EBITDA for the third fiscal quarter of 2018 is $1.0 million of Accelerated earn-out expenses.

Digi International Reports Third Fiscal Quarter 2018 Results

Business Results for the Nine Months Ended June 30, 2018 and 2017

Revenue Detail YTD
(in thousands)	Q3 2018	Q3 2017	Change	% Change
Product	$137,733	$125,599	$12,134	9.7%
Services	7,378	6,054	1,324	21.9%
Solutions	17,593	4,876	12,717	260.8%
Total revenue	$162,704	$136,529	$26,175	19.2%

North America, primarily United States	$114,175	$89,678	$24,497	27.3%
Europe, Middle East and Africa	29,876	29,059	817	2.8%
Asia	15,114	14,446	668	4.6%
Latin America	3,539	3,346	193	5.8%
Total revenue	$162,704	$136,529	$26,175	19.2%
Total revenue increased 19.2% to $162.7 million in the first nine months of fiscal 2018 from $136.5 million in the first nine months of fiscal 2017.
Product
Product revenue increased by $12.1 million, or 9.7%, in the first nine months of fiscal 2018 compared to the first nine months of fiscal 2017. This increase included $14.2 million of incremental revenue from our acquisition of Accelerated. We have experienced growth in some of our product categories in the first nine months of fiscal 2018. This growth was more than offset by revenue from customer projects experienced in the first nine months of fiscal 2017 that did not repeat and expected declines in certain products which are in the mature portion of their product life cycle.
Services
Services revenue increased by $1.3 million, or 21.9%, in the first nine months of fiscal 2018 compared to the first nine months of fiscal 2017, primarily related to increased revenues from our Digi Remote Manager and Wireless Design services offerings.
Solutions
Solutions revenue increased by $12.7 million, or 260.8%, in the first nine months of fiscal 2018 compared to the first nine months of fiscal 2017. This was driven by the growth of our SmartSense by Digi™ business and includes incremental revenue from TempAlert.
Gross profit was $77.9 million, or 47.9% of revenue in the first nine months of fiscal 2018 compared to $65.8 million, or 48.2% of revenue for first nine months of fiscal 2017. This $12.1 million increase was driven by our acquisition of Accelerated. In addition, gross profit for this period compared to the same period last year was positively impacted by solutions. This was partially offset by increased amortization expense in the first nine months of fiscal 2018 compared to the first nine months of fiscal 2017.
Operating income for the first nine months of fiscal 2018 was $0.4 million, or 0.3% of revenue, as compared to $4.6 million, or 3.4% of revenue, for the first nine months of fiscal 2017. This $4.2 million decline was a result of increased operating expenses of $16.3 million, partially offset by the increase in gross profit of $12.1 million.
Net loss was $2.3 million in the first nine months of fiscal 2018, or $0.09 loss per diluted share, compared to net income of $5.0 million, or $0.19 per diluted share, in the first nine months of fiscal 2017.
Adjusted EBITDA in the first nine months of fiscal 2018 was $14.9 million, or 9.2% of total revenue, compared to $16.5 million, or 12.1% of total revenue, in the first nine months of fiscal 2017.

Digi International Reports Third Fiscal Quarter 2018 Results

Balance Sheet, Liquidity and Capital Structure
Digi continues to maintain a strong balance sheet with no debt. As of June 30, 2018, Digi had:

•
Cash and cash equivalents and marketable securities balance, including long-term marketable securities, of $54.7 million, a decrease of $60.3 million from the end of fiscal 2017. The decrease in cash is related directly to the purchase price and other costs associated with the TempAlert and Accelerated acquisitions.

•
Current and long-term contingent liabilities of $9.0 million. This includes an increase of $1.0 million associated with better than expected performance by Accelerated in the third fiscal quarter of 2018.

Customer Highlights
IoT PRODUCTS & SERVICES

•
A Southeastern US industrial integration company, that provides energy solutions to electric utilities, industrial, institutional and commercial customers, selected Digi’s WR31 router platform for their energy management program needs. The solution monitors for power outages, generator alarms, and emergency events for end user customers.  The WR31 was chosen for its reliability, security, and digital and analog I/O capabilities.  An initial deployment of approximately 1,000 WR31’s is expected to occur this fiscal year.

•
A transit fleet operator located in the Midwestern US, with annual ridership of about 10 million people, has chosen Digi’s advanced router technology to upgrade their bus fleet of approximately 300 biodiesel and hybrid-electric vehicles. The operator is upgrading their existing 3G Digi routers with the latest Digi WR44R model. The WR44R will enable the customer to operate more onboard services over cellular, including VOIP dispatch, vehicle location for bus arrival to support smartphone apps, camera systems and passenger WiFi.

•
A Scandinavian company has selected Digi’s CC6UL SBC to design a secure gateway. The CC6UL was selected due to its off-the-shelf ease of use, which has allowed the company to shorten project design time and go straight to production. In addition, the CC6UL’s flexibility will allow the customer to use their own version of a Linux operating system. We expect the customer to order up to 500 CC6UL units per quarter over the next two to three years.

IoT SOLUTIONS

•
HCA Healthcare of Tennessee selected SmartSense to ensure that they meet compliance requirements for continuous temperature monitoring of prescription drugs and vaccines at over 700 of their pharmacy locations throughout the U.S. Deployment began in June with completion expected in the fourth fiscal quarter of 2018.

•
ZPower, a leading microbattery manufacturer for hearing aids, medical devices and wearable electronics has selected SmartSense to monitor humidity and temperature-controlled storage for their inventory of rechargeable batteries.

•	A chain that operates over 450 truck stops and convenience stores nationwide, has expanded the suite of services they already use from SmartSense to also include refrigeration equipment monitoring.

•
A school district in New Mexico has selected SmartSense to monitor temperature sensitive foods in their school cafeterias. The SmartSense solution will help ensure food safety for over 8,000 students across 17 sites.

Digi International Reports Third Fiscal Quarter 2018 Results

Fiscal 2018 Guidance
For the fourth fiscal quarter of 2018, Digi projects revenue to be in a range of $60 million to $64 million. EPS is projected to be in a range of $0.05 per diluted share to $0.10 per diluted share. Adjusted EBITDA is projected to be between $6.5 million and $7.5 million and adjusted EBITDA per share is projected to be in a range of $0.24 to $0.27 per diluted share.
For the full fiscal year 2018, Digi projects revenue to be in a range of $223 million to $227 million. EPS is projected to be in a range of $0.04 loss per diluted share to $0.01 per diluted share. Adjusted EBITDA is projected to be in a range of $21 million and $22 million and adjusted EBITDA per share is projected to be in the range of $0.79 to $0.82 per diluted share.
Third Fiscal Quarter 2018 Conference Call Details
As announced on July 6, 2018, Digi will discuss its third fiscal quarter results on a conference call on Thursday, July 26, 2018 after market close at 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Gokul Hemmady, Chief Financial Officer.
Digi invites all those interested in hearing management's discussion of its quarter to access a live webcast of the conference call through the investor relations section of Digi's website at www.digi.com. Participants may also join the call directly by dialing (855) 638-5675 and entering passcode 8885086. International participants may access the call by dialing (262) 912-4765 and entering passcode 8885086. A replay will be available within approximately three hours after the completion of the call, and for one week following the call, by dialing (855) 859-2056 for domestic participants or (404) 537-3406 for international participants and entering access code 8885086 when prompted. A replay of the webcast will be available for one week through Digi's website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (NASDAQ: DGII) is a leading global provider of Internet of Things ("IoT") products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "looking forward," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring or other similar business initiatives that may impact our ability to retain important employees, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other

Digi International Reports Third Fiscal Quarter 2018 Results

risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2017 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA per diluted share, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted income and income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits and restructuring permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions related to taxes and restructuring, which while important, are not central to the core operations of our business. Additionally, management believes that the presentation of adjusted EBITDA and adjusted EBITDA per diluted share and as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired. Adjusted EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the broader employee base, and it is monitored quarterly for these purposes.
Investor Contact:

Gokul Hemmady
Senior Vice President, Chief Financial Officer and Treasurer
Digi International
952-912-3737
Email: gokul.hemmady@digi.com

For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Third Fiscal Quarter 2018 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2018	2017	2018	2017
Revenue:
Product	$51,691	$40,660	$137,733	$125,599
Services and solutions	11,025	5,079	24,971	10,930
Total revenue	62,716	45,739	162,704	136,529
Cost of sales:
Cost of product	26,639	20,195	68,929	63,930
Cost of services and solutions	6,007	2,550	13,737	5,727
Amortization of intangibles	741	509	2,118	1,032
Total cost of sales	33,387	23,254	84,784	70,689
Gross profit	29,329	22,485	77,920	65,840
Operating expenses:
Sales and marketing	11,595	8,504	32,530	25,557
Research and development	8,205	7,420	24,573	21,304
General and administrative	7,302	3,337	20,210	11,821
Restructuring charges, net	190	2,515	190	2,515
Total operating expenses	27,292	21,776	77,503	61,197
Operating income	2,037	709	417	4,643
Other income (expense), net:
Interest income, net	92	153	331	389
Other income (expense), net	535	(221)	(37)	210
Total other income (expense), net	627	(68)	294	599
Income before income taxes	2,664	641	711	5,242
Income tax provision (benefit)	43	(694)	3,016	219
Net income (loss)	$2,621	$1,335	$(2,305)	$5,023

Net income (loss) per common share:
Basic	$0.10	$0.05	$(0.09)	$0.19
Diluted	$0.09	$0.05	$(0.09)	$0.19
Weighted average common shares:
Basic	27,177	26,522	27,002	26,390
Diluted	27,764	26,956	27,002	27,110

Digi International Reports Third Fiscal Quarter 2018 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive (Loss) Income
(In thousands)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2018	2017	2018	2017
Net income (loss)	$2,621	$1,335	$(2,305)	$5,023
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	(3,116)	2,535	(1,058)	57
Change in net unrealized (loss) gain on investments	(1)	8	(41)	(2)
Less income tax benefit (provision)	1	(3)	9	1
Reclassification of realized loss on investments included in net income (1)	—	—	31	—
Less income tax benefit (2)	—	—	(8)	—
Other comprehensive (loss) income, net of tax	(3,116)	2,540	(1,067)	56
Comprehensive (loss) income	$(495)	$3,875	$(3,372)	$5,079
(1) Recorded in Other income (expense), net on our Condensed Consolidated Statements of Operations.
(2) Recorded in Income tax provision (benefit) in our Condensed Consolidated Statements of Operations.

Digi International Reports Third Fiscal Quarter 2018 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2018	September 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$47,694	$78,222
Marketable securities	4,763	32,015
Accounts receivable, net	48,246	28,855
Inventories	41,782	30,238
Receivable from sale of business	—	1,998
Other	3,554	3,032
Total current assets	146,039	174,360
Marketable securities, long-term	2,243	4,753
Property, equipment and improvements, net	11,474	12,801
Identifiable intangible assets, net	41,778	11,800
Goodwill	154,565	131,995
Deferred tax assets	3,665	9,211
Other	462	269
Total assets	$360,226	$345,189
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,849	$6,240
Accrued compensation	6,245	4,325
Accrued warranty	1,295	987
Accrued professional fees	1,019	928
Unearned revenue	3,710	1,343
Contingent consideration on acquired businesses	4,440	388
Accrued restructuring	666	1,656
Other	2,270	2,113
Total current liabilities	30,494	17,980
Income taxes payable	699	877
Deferred tax liabilities	422	534
Contingent consideration on acquired businesses	4,581	6,000
Other non-current liabilities	608	654
Total liabilities	36,804	26,045

Total stockholders’ equity	323,422	319,144
Total liabilities and stockholders’ equity	$360,226	$345,189

Digi International Reports Third Fiscal Quarter 2018 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended June 30,
	2018	2017
Operating activities:
Net (loss) income	$(2,305)	$5,023
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation of property, equipment and improvements	2,140	2,187
Amortization of identifiable intangible assets	6,866	1,842
Stock-based compensation	3,598	3,502
Excess tax benefits from stock-based compensation	—	(326)
Deferred income tax provision	2,551	(648)
Change in fair value of contingent consideration	332	(1,330)
Bad debt/product return provision	404	338
Inventory obsolescence	1,550	1,030
Restructuring charges	190	2,515
Other	(65)	138
Changes in operating assets and liabilities (net of acquisitions)	(24,105)	(14,729)
Net cash used in operating activities	(8,844)	(458)
Investing activities:
Purchase of marketable securities	—	(33,469)
Proceeds from maturities and sales of marketable securities	29,752	76,149
Proceeds from sale of Etherios	2,000	3,000
Acquisition of businesses, net of cash acquired	(56,588)	(30,111)
Purchase of property, equipment, improvements and certain other identifiable intangible assets	(963)	(1,577)
Net cash (used in) provided by investing activities	(25,799)	13,992
Financing activities:
Acquisition earn-out payments	—	(518)
Excess tax benefits from stock-based compensation	—	326
Proceeds from stock option plan transactions	3,871	3,264
Proceeds from employee stock purchase plan transactions	892	686
Purchases of common stock	(730)	(922)
Net cash provided by financing activities	4,033	2,836
Effect of exchange rate changes on cash and cash equivalents	82	(45)
Net (decrease) increase in cash and cash equivalents	(30,528)	16,325
Cash and cash equivalents, beginning of period	78,222	75,727
Cash and cash equivalents, end of period	$47,694	$92,052

Supplemental schedule of non-cash investing and financing activities:
Liability related to acquisition of business	$(2,300)	$(1,310)

Digi International Reports Third Fiscal Quarter 2018 Results

Non-GAAP Financial Measures

TABLE 1

Reconciliation of Net Income (Loss) and Net Income (Loss) per Diluted Share to Adjusted Net Income and
Adjusted Net Income per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended June 30,				Nine months ended June 30,
	2018		2017		2018		2017
Net income (loss) and net income (loss) per diluted share	$2,621	$0.09	$1,335	$0.05	$(2,305)	$(0.09)	$5,023	$0.19
Restructuring reserve	190	0.01	2,515	0.09	190	0.01	2,515	0.09
Tax effect from restructuring reserve	(67)	—	(880)	(0.03)	(47)	—	(880)	(0.03)
Discrete tax expense (benefits) (1)	71	—	(694)	(0.03)	3,027	0.11	(789)	(0.03)
Adjusted net income and adjusted net income per diluted share (2)	$2,815	$0.10	$2,276	$0.08	$865	$0.03	$5,869	$0.22
Diluted weighted average common shares		27,764		26,956		27,002		27,110

(1)
Discrete tax expense (benefits) includes one-time adjustments for the re-measurement of deferred tax assets and adoption of ASU 2016-09 relating to the accounting for the tax effects of stock compensation. This was partially offset by reversals of tax reserves due to the expiration of statutes of limitation and certain tax credits in the U.S.

(2)	Adjusted net income per diluted share may not add due to the use of rounded numbers.

TABLE 2

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands of dollars)

	Three months ended June 30,				Nine months ended June 30,
	2018		2017		2018		2017
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$62,716	100.0%	$45,739	100.0%	$162,704	100.0%	$136,529	100.0%

Net income (loss)	$2,621		$1,335		$(2,305)		$5,023
Interest income, net	(92)		(153)		(331)		(389)
Income tax provision	43		(694)		3,016		219
Depreciation and amortization	3,313		1,639		9,006		4,029
Stock-based compensation	1,220		1,174		3,598		3,502
Restructuring charges, net	190		2,515		190		2,515
Acquisition expense	13		(192)		1,763		1,606
Adjusted EBITDA	$7,308	11.7%	$5,624	12.3%	$14,937	9.2%	$16,505	12.1%
Adjusted EBITDA per diluted share	$0.26		$0.21		$0.55		$0.61
Diluted weighted average common shares	27,764		26,956		27,002		27,110